Exhibit 4.1
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE ISRAELI SECURITIES LAW, 1968, AS AMENDED, THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY APPLICABLE U.S. STATE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES LAWS”). THEY MAY NOT BE OFFERED FOR SALE, SOLD, CONVEYED, TRANSFERRED, PLEDGED, GIFTED, ASSIGNED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (1) REGISTERED UNDER SUCH SECURITIES LAWS, OR (2) PURSUANT TO AVAILABLE EXEMPTIONS FROM REGISTRATION FROM SUCH SECURITIES LAWS AND THE RULES PROMULGATED THEREUNDER, PROVIDED THAT THE HOLDER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
ORTHODONTIX, INC.
WARRANT
To purchase
                     Shares of Common Stocks (subject to adjustment) of
ORTHODONTIX, INC. (the “Company”)
at a per share price and subject to the terms detailed below
VOID AFTER 17:00 p.m. Eastern Standard Time
on the last day of the Warrant Period (as defined below)
December __, 2006
THIS IS TO CERTIFY THAT, Frost Gamma Investments Trust (the “Holder”), is entitled to purchase from the Company, at an aggregate purchase price equal to US$                    , an aggregate of                      (subject to adjustment as set forth herein) fully paid and non-assessable shares of Common Stock of the Company, nominal value US$.001 per share (the “Warrant Stock”), at an exercise price equal to US$1.504 per Warrant Stock (the “Exercise Price”) as may be adjusted hereunder, during the period (the “Warrant Period”) commencing the execution hereof and for one month thereafter, all subject to the terms and conditions set forth herein. The Warrant Stock shall have the same rights, preferences and privileges attached to the Common Stock of the Company, nominal value US$.001 per stock (the “Common Stock”).
1. EXERCISE OF WARRANT
1.1.	Cash Exercise of Warrant. This Warrant may be exercised from time to time or at any time during the Warrant period by presentation and surrender thereof to the Company at its principal office or at such other office or agency as it may designate from time to time, accompanied by:
1.1.1.	A duly executed notice of exercise, in the form attached hereto as Exhibit A (the “Exercise Notice”); and

1.1.2.	Payment to the Company, for the account of the Company, of the aggregate Exercise Price for the number of Warrant Stock specified in the applicable Exercise Notice, payable in immediately available funds by wire transfer to the following bank account at Bank Hapoalim, branch 615, account number 113323 or by banker’s check or by any other means of payment agreed upon between the Company and the Holder. The Exercise Price will be paid in United States Dollars.
1.2.	Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Stock purchasable hereunder.
1.3.	Issuance of Warrant Stock Upon Cash Exercise. Upon presentation and surrender of this Warrant accompanied by a duly executed Exercise Notice and the payment of the applicable aggregate Exercise Price pursuant to Section 1.1 above, the Company shall promptly (i) issue to the Holder the Warrant Stock to which the Holder is entitled; and (ii) deliver to the Holder the share certificate(s) evidencing such Warrant Stock. Upon receipt by the Company of this Warrant, the applicable Exercise Notice and the applicable aggregate Exercise Price, the Holder shall be deemed to be the holder of record of the Warrant Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such stock shall not then be actually delivered to the Holder.
1.4.	Fractional Stock. No fractions of shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded up to the nearest whole number.
1.5.	Taxes. The Holder acknowledges that the grant of the Warrant, the issue of the Warrant Stock and the execution and/or performance of this Warrant may have tax consequences to the Holder and that the Company is not able to ensure or represent to the Holder the nature and extent of such tax consequences. The Company shall pay all of the applicable taxes and other charges payable by the Company in connection with the issuance of the Warrant Stock and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder (such as documentary stamp or similar issue or transfer taxes in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant), but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Warrant Stock by the Holder and the Holder shall indemnify the Company, without derogating from the Holder’s obligation to pay such amounts, for any and all charges or payments as aforesaid, which may be deducted at source or set-off from any amounts payable to the Holder (including, without limitation, dividends, consideration for the sale of stock or from any other source), at the Company’s absolute and sole discretion, subject to applicable law.
1.6.	Additional Documents. The Holder will sign any and all documents required by law, the Company’s Articles of Association and/or any agreement to which the Company is a party or by which it bound, to facilitate the issuance of stock upon exercise of this Warrant.
1.7.	Loss or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably expenses reimbursement and satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.
2. RESERVATION OF STOCK; PRESERVATION OF RIGHTS OF HOLDER
2.1.	Reservation of Stock. The Company hereby agrees that, at all times prior to the expiration or exercise of this Warrant, it will maintain and reserve, free from pre-emptive or similar rights, such number of authorized but unissued Common Stock so that this Warrant may be exercised without additional authorization of Common Stock after giving effect to all other warrants, convertible securities and other rights to acquire shares of the Company.
2.2.	Preservation of Rights. The Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.
3. ADJUSTMENT
3.1.	Adjustments. The number of Warrant Stock purchasable upon the exercise of this Warrant and the payment of the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 3.
3.2.	Bonus Stock. In the event that during the Warrant Period the Company shall distribute a dividend or stock pursuant to a reclassification of its stock capital to all of the stockholders of the Company (i.e., bonus shares), then this Warrant shall represent the right to acquire, in addition to the number of Warrant Stock indicated in the caption of this Warrant, the amount of such bonus shares and/or to receive the stock dividends, without payment of any additional consideration therefor, to which the Holder would have been entitled had this Warrant been exercised prior to the distribution of the stock dividends or the bonus shares.
3.3.	Consolidation and Division. In the event that during the Warrant Period the Company consolidates its stock capital into stock of greater par value, or subdivides them into stock of lesser par value, then the number of Warrant Stock to be allotted on exercise of this Warrant after such consolidation or subdivision shall be reduced or increased accordingly, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Exercise Price shall be adjusted appropriately such that the aggregate consideration hereunder to the Company shall not change.
3.4.	Capital Reorganization. In the event that during the Warrant Period a reorganization of the stock capital of the Company is effected (other than subdivision, combination or reclassification provided for elsewhere in this Section 3) and the Common Stock are exchanged for other securities of the Company, then, as part of such reorganization, provision shall be made so that the Holder shall be entitled to purchase upon exercise of this Warrant such kind and number of stock or other securities of the Company to which the Holder would have been entitled had this Warrant been exercised prior to such reorganization, and such that the aggregate consideration to the Company hereunder shall not change.
4. NOTICE OF CERTAIN EVENTS
If at any time during the Warrant Period (i) there shall be any capital reorganization or reclassification of the stock capital of the Company or any other event set forth in Section 3 above; or (ii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said events, the Company shall deliver to the Holder prior written notice thereof, including the date on which (a) a record shall be taken in connection with such event and (b) the consummation date of such event. Such written notice shall be delivered to the Holder at least thirty (30) days prior to the consummation of the applicable event and not less than thirty (30) days prior to the record date in respect thereto (subject to the provisions of Section 7 herein).
5. NOTICE OF ADJUSTMENTS
Whenever an adjustment pursuant to Section 3 above is effected, the Company shall promptly compute such adjustment and deliver to the Holder a certificate setting forth the number of Warrant Stock (or any other securities) for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.
6. RIGHTS OF THE HOLDER
The Holder acknowledges that the Warrant Stock shall be subject to such certain rights, privileges, restrictions and limitations as set forth in this Warrant and the Articles of Association of the Company, as may be amended from time to time, and that, as a result, inter alia, of such limitations, it may be difficult or impossible for the Holder to realize his investment and/or to sell or otherwise transfer the Warrant Stock. The Holder further acknowledges that the Company’s stock are not listed for trading and therefore the sale and transfer thereof may be subject to further limitations. This Warrant shall not entitle the Holder, by virtue hereof, to any voting rights or other rights as a stockholder of the Company, except for the rights expressly set forth herein.

7. TERMINATION
Notwithstanding anything to the contrary, this Warrant and all the rights conferred hereby shall terminate and expire upon the aforementioned time on the last day of the Warrant Period.
8. MISCELLANEOUS
8.1.	Entire Agreement; Amendment. This Warrant sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder.
8.2.	Waiver. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.
8.3.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, this Warrant shall inure to the benefit of, be binding upon, and be enforceable by the Holder and its respective successors, assigns, and administrators. The Holder represents and warrants to the Company that the Warrant Stock, if and when purchased by the Holder, are for the Holder’s own account and for investment purposes only and not with a view for resale or transfer and that all the rights pertaining to the Warrant Stock, by law or equity, shall be purchased and possessed by the Holder for the Holder exclusively. Holder may not assign, transfer, pledge or otherwise encumber or dispose any of the rights, privileges, or obligations set forth in, arising under, or created by this Warrant, other than in accordance with the Articles of Association of the Company, applicable law and any other contractual undertaking of the Holder, including any lock up undertaking. In any event no assignment or transfer of the Warrant or the Warrant Stock may be effected if any such assignment or transfer may render the Company a public company or require, as a result thereof, the Company to file any registration statement, prospectus reports or documents with the US Securites and Exchange Commission or any Stock Exchange or other similar institution in any jurisdiction.
8.4.	Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing and will be effective and deemed delivered to such party on the earliest of the following: (a) all notices and other communications delivered in person or by courier service shall be deemed to have been delivered as of actual delivery thereof; or, (b) those given by facsimile transmission shall be deemed delivered on the following business day after transmission, with confirmed transmission thereof; or (c) all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given seven (7) days after posting.

8.5.	Severability. If any provision of this Warrant is held to be unenforceable, this Warrant shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Warrant shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
8.6.	Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures of a party shall be binding as evidence of such party’s agreement hereto and acceptance hereof.
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     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: 31 December, 2006	ORTHODONTIX, INC.

By:

		Name:	David Aviezer, Ph.D.
		Title:	Chief Executive Officer

Exhibit A
Exercise Notice
Date:
To: ORTHODONTIX, INC.
The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase                      of the Warrant Stock (as such term is defined in the Warrant) pursuant to Section 1.1 of the Warrant, and herewith makes payment of                     , representing the full Exercise Price for such stock as provided for in such Warrant.

Signature:

Address: